                                                                    EXHIBIT 11.1



                                XETEL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                         IN THOUSANDS, EXCEPT SHARE DATA
                                   (UNAUDITED)



                                        Three Months Ended           Six Months Ended
                                   September 27,  September 28, September 27, September 28,
                                       1997          1996          1997         1996
                                       ----          ----          ----         ----
Shares issued and outstanding  (1)      8,821         8,742         8,816       8,639

Common Stock Equivalents
   Stock options               (2)        841            --           845         952
                                      -------       -------       -------     -------
Weighted average shares
   outstanding                          9,662         8,742         9,661       9,591
                                      -------       -------       -------     -------
Net income                            $    61       $  (368)      $   516     $   478
                                      -------       -------       -------     -------
Earnings per share                    $  0.01       $ (0.04)      $  0.05     $  0.05
                                      -------       -------       -------     -------



(1) Shares issued and outstanding based on the weighted average method.

(2) Stock options based on the treasury stock method using average market price.